Exhibit 21.1

Subsidiaries of The Coca-Cola Company As of December 31, 2025
Organized Under Laws of:
The Coca-Cola Company	Delaware
Subsidiaries:
Atlantic Industries	Cayman Islands
BA Sports Nutrition, LLC	Delaware
Barlan, Inc.	Delaware
Beverage Financial Centre Unlimited Company	Ireland
Carolina Coca-Cola Bottling Investments, Inc.	Delaware
CCHBC Grouping, Inc.	Delaware
Coca-Cola (China) Investment Limited	China
Coca-Cola (Japan) Company, Limited	Japan
Coca-Cola Beverages (Shanghai) Company Limited	China
Coca-Cola Beverages Africa Proprietary Limited	South Africa
Coca-Cola de Chile S.A.	Chile
Coca-Cola Industrias Limitada — Brazil	Brazil
Coca-Cola Industrias, Sociedad de Responsabilidad Limitada	Costa Rica
Coca-Cola Midi S.A.S.	France
Coca-Cola Oasis LLC	Delaware
Coca-Cola Overseas Parent Limited LLC	Delaware
Coca-Cola Refreshments USA, LLC	Delaware
Coca-Cola South Asia Holdings, Inc.	Delaware
Costa Limited	United Kingdom
Dulux CBAI 2003 B.V.	Netherlands
Energy Brands Inc.	New York
European Refreshments Unlimited Company	Ireland
fairlife, LLC	Delaware
Fresh Trading Limited	United Kingdom
Hindustan Coca-Cola Beverages Private Limited	India
Hindustan Coca-Cola Holdings Private Limited	India
Hindustan Coca-Cola Overseas Holdings Pte. Limited	Singapore
Pacific Refreshments Pte. Ltd.	Singapore
Recofarma Industria do Amazonas Ltda.	Brazil
Red Life Reinsurance Limited	Bermuda
Red Re Captive Insurance Company, Inc.	Georgia
Servicios Integrados de Administracion y Alta Gerencia, S. de R.L. de C.V.	Mexico
Servicios y Productos para Bebidas Refrescantes S.R.L.	Argentina
The Coca-Cola Export Corporation	Delaware
The Coca-Cola Trading Company LLC	Delaware
The Inmex Corporation	Florida
Varoise de Concentres S.A.S.	France

Pursuant to Item 601(b)(21) of Regulation S–K, we have omitted some subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2025 under Rule 1–02(w) of Regulation S–X.